Exhibit 99.1

vTv Therapeutics Announces $51 Million Private Placement from Healthcare-focused Institutional Investors and the JDRF T1D Fund

Proceeds to fully fund first Phase 3 study of cadisegliatin, expected to initiate in mid-2024

HIGH POINT, N.C., February 28, 2024 (GLOBE NEWSWIRE) — vTv Therapeutics Inc. (Nasdaq: VTVT), a clinical stage biopharmaceutical company focused on the development of cadisegliatin (TTP399) as an adjunctive therapy to insulin for the treatment of type 1 diabetes (“T1D”), today announced that it has closed a private placement to healthcare-focused institutional investors (“the investors”), including a life sciences-focused institutional investor, Samsara BioCapital, LLC (“Samsara”) and the JDRF T1D Fund, of (i) 464,377 shares of common stock at a price of $11.81 per share, which is the 45 day VWAP ended on January 29, 2024, and (ii) pre-funded warrants for 3,853,997 shares of common stock in lieu of vTv common stock in a private placement financing (the “PIPE”). Total gross proceeds of the PIPE were $51 million.

Further, in conjunction with the PIPE, vTv has reduced the size of its Board of Directors from nine to seven members, three of whose members will be designated by the new investors, and includes Srinivas Akkaraju, MD, PhD, Founder and Managing General Partner at Samsara. Additional information regarding the composition of the Board is available in a Current Report on Form 8-K filed with the SEC.

vTv expects to use the proceeds from the PIPE to fund the first Phase 3 study of its lead product candidate, cadisegliatin, which is expected to initiate in mid-2024.

“We are excited to bring on additional high-quality investors as we prepare to initiate the first Phase 3 study of cadisegliatin,” said Paul Sekhri, President and Chief Executive Officer of vTv Therapeutics. “We believe that the proceeds of the PIPE will take the Company through topline data from the first Phase 3 cadisegliatin study, which represents a significant inflection point for vTv.”

“Having followed the vTv story for several years, we are familiar with cadisegliatin and firmly believe in its potential to provide significant benefit to people living with T1D,” added Dr. Akkaraju. “I look forward to working closely with the Board, as well as Paul and the leadership team to help guide the continued advancement of this highly promising program as it moves toward Phase 3 development.”

“We are proud to support vTv’s continued study of cadisegliatin as a potential adjunctive therapy to insulin and are excited for the initiation of the Phase 3 study as they further assess its potential to improve the lives of people living with T1D,” said Steven St. Peter, M.D., Managing Director of the JDRF T1D Fund. JDRF is the world’s largest nonprofit funder of T1D research focused on accelerating cures, preventing, and treating T1D. There are more than 18 million people living with T1D worldwide with fewer than 30% meeting their A1c targets, demonstrating the clear need for additional therapies.

The securities described above have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Subject to certain conditions, vTv has agreed to file a registration statement with the Securities and Exchange Commission (SEC) if requested by the investors pursuant to a registration rights agreement, registering the resale of the shares of common stock and shares of common stock issuable upon the exercise of the pre-funded warrants issued in this PIPE.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About vTv Therapeutics

vTv Therapeutics Inc. is a clinical stage biopharmaceutical company focused on developing oral, small molecule drug candidates. vTv has a pipeline of clinical drug candidates led by cadisegliatin (TTP399), a potential adjunctive therapy to insulin for the treatment of type 1 diabetes. vTv and its development partners are pursuing additional indications including type 2 diabetes and other chronic conditions.

Forward-Looking Statements

This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the future reduction of the size of the board, the expected use of proceeds from the offering, the timing of our clinical trials, the anticipated effect of Phase 3 topline date on the Company, the benefits of cadisegliatin to people living with T1D, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. In addition, we may not be able to successfully complete a successful financing, partnering or licensing transactions with respect to cadisegliatin. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Contacts:

Investors:

Lee Roth

Burns McClellan

lroth@burnsmc.com

Media:

Selina Husain / Robert Flamm, Ph.D.

Burns McClellan, Inc.

shusain@burnsmc.com / rflamm@burnsmc.com